Exhibit 28(d)(xxiv)
AMENDMENT NO. 5
TO THE SUBADVISORY AGREEMENT


        This AMENDMENT NO. 5 TO THE
SUBADVISORY AGREEMENT is effective as of October 1, 2009, by and between SUNAMERICA
ASSET MANAGEMENT CORP., a Delaware
corporation (the Adviser), and JANUS
CAPITAL MANAGEMENT LLC, a Delaware
limited liability company (the Subadviser).

W I T N E S S E T H:

        WHEREAS, the Adviser and Seasons
Series Trust, a Massachusetts business trust (the
Trust), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the Advisory
Agreement), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

        WHEREAS, the Adviser and the Subadviser
are parties to a Subadvisory Agreement dated April
3, 2002, as amended December 2, 2002, February
14, 2005, October 2, 2007 and July 20, 2009 (the
Subadvisory Agreement), pursuant to which the Subadviser furnishes investment advisory services to certain series (the Portfolios) of the Trust, as listed on Schedule A of the Subadvisory
Agreement;

        WHEREAS, the parties wish to amend the
Subadvisory Agreement as set forth below; and

        NOW, THEREFORE, for good and valuable
consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A to the Subadvisory Agreement is
hereby amended to reflect the amended fees with respect to the Seasons Series Trust Multi-Managed
Growth, Multi-Managed Moderate Growth, Multi-
Managed Income/Equity, Multi-Managed Income and Large Cap Growth Portfolios. The revised
Schedule A is also attached hereto.

Portfolio(s)Fee Rate(as a percentage of the average daily net assets the Subadviser manages in the portfolio)


Multi-Managed Growth Portfolio
[OMITTED]


Multi-Managed Moderate Growth Portfolio
[OMITTED]


Multi-Managed Income/Equity Portfolio
[OMITTED]


Multi-Managed Income Portfolio
[OMITTED]


Large Cap Growth Portfolio
[OMITTED]

2.	Counterparts.	This Amendment may
be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as
expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory
Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.	Capitalized terms
used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.



       IN WITNESS WHEREOF, the parties
have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.

By:/s/ PETER A. HARBECK
Name:	Peter A. Harbeck
Title:	President & CEO


JANUS CAPITAL MANAGEMENT LLC

By:/s/ RUSSELL P. SHIPMAN
Name:	Russell P. Shipman
Title:	Senior Vice President